UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 14, 2004

Date of Report (Date of Earliest Event Reported)

HELIX TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)
0-6866	04-2423640
(Commission File Number)	(I.R.S. Employer Identification No.)

Mansfield Corporate Center
Nine Hampshire Street
Mansfield, Massachusetts	02048-9171
(Address of Principal Executive Offices)	(Zip Code)

(508) 337-5500
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

HELIX TECHNOLOGY CORPORATION

Item 1.01 Entry into a Material Definitive Agreement

1.  Executive Performance Compensation Program

On December 14, 2004, the Board of Directors of Helix Technology Corporation (the "Company") adopted a new Executive Performance Compensation Program, effective for 2005. The Executive Performance Compensation Program will provide key employees, including executive officers, with the opportunity to earn a larger annual bonus generally payable in shares of the Company's common stock. The payment of any award will be contingent upon the achievement of certain performance goals established at the beginning of each year for each participant. No bonus will be paid for performance below the minimum expected level. The number of shares awarded will be based on the average stock price of the performance year and each participant will be required to retain the shares awarded until certain share ownership levels are attained. Participants will be eligible for annual awards up to the following maximum amounts: executive officers, 100% of base salary; division leaders, 60% of base salary; and other senior staff, 40% of base salary. Other employees designated as participants will be eligible for awards in the discretion of the Human Resources and Compensation Committee of the Board. All awards under the Program will be denominated in dollars and generally paid in shares of the Company's common stock. Participants will be permitted, however, to elect to receive up to 35% of any award in cash. Any stock awards will be granted under the Company's 1996 Equity Incentive Plan, as amended and subject to the terms and conditions of such plan.

2.  Directors Compensation Program

On December 14, 2004, the Company's Board of Directors also adopted a new Directors Compensation Program, effective January 1, 2005. The material terms of the program include the following:

  an annual retainer of $35,000, payable in quarterly installments;
  an annual restricted stock award of 2,000 shares granted under the Company's 1996 Equity Incentive Plan to vest in equal installments of 500 shares on a quarterly basis, subject to a retention requirement prohibiting any sale of such shares if it would reduce the value of the director's accumulated stock ownership below three times the annual retainer;
  committee meeting fees of $1,000 per meeting, payable quarterly based on the actual number of meetings held during the quarter in which the committee member participates; and
  the following annual chairperson fees:

Chairperson	Fee
Board	$5,000
Audit	$3,000
HR&C	$2,000
Governance	$1,000

3.  Agreement to Acquire IGC Polycold Systems, Inc.

On December 15, 2004, the Company entered into a Stock Purchase Agreement with Intermagnetics General Corporation ("IGC") and IGC Polycold Systems, Inc. ("Polycold"), a wholly owned subsidiary of IGC, pursuant to which the Company has agreed to acquire from IGC all the issued and outstanding stock of Polycold for $49.2 million in cash at closing and up to $3.3 million in transaction-related tax payments. Polycold is a producer of high-speed water vapor cryopumping and cryogenic cooling products. The Stock Purchase Agreement contains customary representations, warranties, covenants, and closing conditions found in similar transactions. The Stock Purchase Agreement also contains indemnification provisions subject to specified limitations as to time and amount. The acquisition is expected to close in the first quarter of 2005. The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, which is filed as an exhibit hereto and incorporated herein by reference.

Item 5.02

New President and Chief Executive Officer Compensation

The Company filed a Form 8-K, Item 5.02 on November 17, 2004, reporting the election of James Gentilcore as President and Chief Executive Officer effective January 1, 2005. On December 14, 2004, the Company's Board of Directors, upon the recommendation of its Human Resources & Compensation Committee, approved a compensation package for Mr. Gentilcore for fiscal year 2005. Mr. Gentilcore will receive a base salary of $375,000 a year and be eligible to participate in the new Executive Performance Compensation Program. It is also the intention of the Compensation Committee to grant Mr. Gentilcore on December 30, 2004, an option under the Company's 1996 Equity Incentive Plan, as amended and restated, to purchase 75,000 shares of common stock at an exercise price equal to the then fair market value of the shares. The foregoing shall also be deemed reported pursuant to Item 1.01 hereof.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1  Helix Technology Corporation 2005 Executive Performance Compensation Program.

10.2  Helix Technology Corporation 2005 Directors Compensation Program.

10.3  Stock Purchase Agreement among Intermagnetics General Corporation, IGC Polycold Systems, Inc. and Helix Technology Corporation, dated as of December 15, 2004.

99.1  Press Release dated December 16, 2004, announcing the Company's entry into the Stock Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2004	By: /s/ Jay Zager

Jay Zager
Senior Vice President and
Chief Financial Officer

HELIX TECHNOLOGY CORPORATION

EXHIBIT INDEX
Exhibit
Number	Description of Exhibit

10.1	Helix Technology Corporation 2005 Executive Performance Compensation Program. Filed herewith.

10.2	Helix Technology Corporation 2005 Directors Compensation Program. Filed herewith.

10.3	Stock Purchase Agreement among Intermagnetics General Corporation, IGC Polycold Systems, Inc. and Helix Technology Corporation, dated as of December 15, 2004. Filed herewith.

99.1	Press Release dated December 16, 2004, announcing the Company's entry into the Stock Purchase Agreement. Filed herewith.